- Answers Corporation 2nd Quarter 2006 Conference Call -

Answers Corporation
2nd Quarter 2006 Conference Call
4:30PM ET, July 31, 2006

Participants:
Bob Rosenschein, Chairman and CEO
Steve Steinberg, CFO
Bruce Smith, VP of Strategic Development

Bruce Smith

Good afternoon, and welcome to the Answers Corporation 2nd Quarter 2006 conference call. My name is Bruce Smith, VP of Strategic Development. Joining me are Bob Rosenschein, Chairman and CEO, and Steve Steinberg, our CFO. This call is also being broadcast over the web and can be accessed from our Investor Center page at ir.answers.com. A replay of this call will be available at the site shortly after the completion of the call. At the conclusion of our prepared remarks, we’ll open the call for your questions.

Before we begin, I will caution that comments made during this call by management contain forward-looking statements, including predictions and estimates that involve a number of risks and uncertainties. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including, among others, our ability to increase the number of Answers.com users, our ability to improve monetization, a decision by Google, currently the provider of almost all of our search engine traffic, or other search engines, to block our AnswerPages from users’ search results or otherwise adjust their algorithms in a manner detrimental to us, a decision by Google to stop directing user traffic to Answers.com through its definition link and other risk factors. We encourage you to review our filings with the Securities and Exchange Commission, including, without limitation, our registration statement on Form S-3/A declared effective in June 2006, which identify specific factors that may actually cause results or events to differ materially from those described in any forward looking statements.

- Answers Corporation 2nd Quarter 2006 Conference Call -

The content of this call contains time sensitive information that is accurate only as of the date of this call, July 31st, 2006. We undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances that occur after the date of this conference call.

I would also like to point out that throughout this call we will be referring to our GAAP financial results as well as non-GAAP measures. These non-GAAP measures are not in accordance with, or an alternative to, GAAP financial measures and may be different from pro-forma measures used by other companies. You can find a reconciliation of the differences between the non-GAAP financial measures presented and the most directly comparable financial measure or measures calculated and presented in accordance with GAAP, attached to our press release issued earlier today and posted on our corporate Website at: ir.answers.com.

With that said, I’d like to turn the call over to Bob Rosenschein. Bob…

Bob Rosenschein

Good afternoon and welcome! It’s a pleasure updating you today on another quarter of strong progress. The quick summary:

- Answers Corporation 2nd Quarter 2006 Conference Call -

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Q2 revenue jumped 31% sequentially to $1.511 million, 34% if you consider just the ad revenue. In fact, this was the 6th straight quarter to exceed 30% sequential revenue growth. This exceeded the top-end of our guidance of $1.450 million.

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Our non-GAAP net loss improved by 12%, dropping to $664,000, also surpassing our guidance. Non-GAAP net loss per share dropped from $0.10 to $0.09. Steve Steinberg will explain “Non-GAAP net loss” in a few moments.

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Our average daily traffic increased modestly, to roughly 2.7 million queries per day. Even considering the end of the school year and the summer lull — frankly — we’re not satisfied with this traffic growth, and I’ll be telling you later what we’re going to be doing about it in Q3 and beyond.

•	Next, we keep improving our rich reference content. We now provide our users over 3 million topics from over 100 trusted dictionaries and encyclopedias, with much more coming.

•	Finally, we recently integrated our Brainboost natural language answering technology, Phase I.

The primary driver of our 31% sequential revenue growth was a very healthy jump in our monetization rates. Our average RPMs actually increased in Q2 from $4.67 to $5.95, 27% over the previous quarter. In fact, through various efforts in July, they have been comfortably north of $6.00, and we expect more upside ahead.

So, for the first time, I’m pleased to inform you that we expect to be Non-GAAP profitable—that is net income on a Non-GAAP basis—by Q4 2006 or Q1 2007.

- Answers Corporation 2nd Quarter 2006 Conference Call -

I’ll turn the call over to Steve Steinberg, our CFO, for a more detailed recap of our fundamentals.

Steve…

Steve Steinberg

Thank you Bob, and good afternoon. I'd like to begin with an overview of our Q-2 2006 financial performance. For a more detailed review of this quarter’s results, please refer to our quarterly report on Form 10-QSB, which we expect to file no later than August 15, 2006.

Q2 revenues increased to $1,511,000, compared to $1,154,000 in the previous quarter, representing 31% sequential growth. The GAAP net loss in Q2 was $2,958,000, compared to the Q1 GAAP net loss of $3,480,000. The Non-GAAP net loss in Q2 was $664,000, an improvement of 12% compared to $757,000 in the first quarter. When we refer to our Non-GAAP net loss in Q2, we mean the net loss prior to stock-based compensation, amortization of acquired technology resulting from the Brainboost acquisition and a penalty payment of $227,000 to the Brainboost sellers because our registration statement on Form S-3/A covering the Brainboost stock consideration was not declared effective by the SEC before April 1, 2006. This filing was declared effective on June 9th.

Non-GAAP net loss per share for the second quarter of 2006 decreased to $0.09, compared to $0.10 in the previous quarter.

- Answers Corporation 2nd Quarter 2006 Conference Call -

As I said, our Q2 revenues rose to $1,511,000. Answers.com Q2 advertising revenues, of $1,457,000, which accounted for 96% of our total Q2 revenue, was 34% higher than in Q1. The remainder of our revenue was earned mostly from partners who license our Answers service.

To refresh the memories of our regular call-participants and for those listening for the first time, Answers.com advertising revenue is a function of growing query traffic and monetizing such traffic. We consider revenue per one thousand queries, or RPMs as our primary measurement of monetization. Our key objective is to constantly maximize both traffic and RPMs in a manner that values the critical impact that each has on the outcome of our advertising revenue.

Getting into the numbers, our average daily queries this quarter increased to approximately 2.7 million from approximately 2.6 million in Q1. Our average RPM increased to $5.95, from $4.67 in Q1. Of course, we plan to continue growing queries and RPMs significantly in 2006 and beyond. Later in this call, you will hear from Bruce and Bob on the methods and initiatives aimed at further improving these metrics in the second half of 2006 and beyond.

Operating expenses, before $2,067,000 of expenses that resulted from stock-based compensation and charges stemming from amortization of acquired technology relating to the Brainboost acquisition - what we refer to as Non-GAAP operating expenses, were $2,335,000 in Q2, compared to $2,040,000 in Q1, a net increase of $295,000. The net increase was driven by many factors including additional headcount, legal and accounting and other costs relating to our registration statement and annual shareholder proxy and meeting and content and web hosting costs. Our headcount increased by eight employees during the quarter and we had 58 employees as of June 30, 2006.

- Answers Corporation 2nd Quarter 2006 Conference Call -

Now, let’s review some balance sheet data….

Cash and cash equivalents and investment securities as of June 30, 2006 were $11,963,000 and we have no significant debt. Our cash and investment securities dropped approximately $1,100,000 this quarter. The drop resulted from the net cash used in operations of approximately $915,000, which includes $200,000 of the Brainboost penalty paid in Q2, and capital expenditures, including intangibles, of $260,000; less the $75,000 we received through the exercise of stock options.

Now I would like to talk about our Q3 outlook.

We forecast that our revenues for Q3 will be in a range of $1,750,000 to $1,800,000, or 16% - 19% sequential growth. We want to remind everyone that Q3 includes the summer months of July and August. Our industry traditionally experiences a seasonal drop off in the summer months. We forecast that our GAAP operating loss will fall within the range of $1,610,000 to $1,660,000. Our Non-GAAP operating loss is expected to be in a range of $925,000 to $975,000, an increase over the current quarter despite our forecasted increase in revenue. Our Non-GAAP Operating expenses are expected to increase in various areas - mostly advertising and promotion, Web hosting and content licensing, and salaries, as we are planning to add up to 9 employees during Q3. Due to timing, some new hires in Q2 only impacted part of the quarter and some of the new hires we originally planned to bring aboard in Q2 will actually be added in Q3.

Thank you for your time. And now I’d like to turn the call over to Bruce….

- Answers Corporation 2nd Quarter 2006 Conference Call -

Bruce Smith

Thanks, Steve…

We are very pleased with our strong performance in boosting our RPMs this quarter. We were very successful in continuing to optimize our CPC advertising with Adsense and Shopping.com. As a matter of fact, as one of our tests this quarter, a change in ad position yielded dramatic positive effects, and we’re continuing these ongoing refinements.

We completed our implementation of the DART AdServer from Doubleclick, which resulted in better yield and more flexibility working with our ad networks.

We continue to focus on selling our own advertising which will contribute to continued RPM growth in the future and are looking to recruit the right individual to lead this effort.

On the content front, during the quarter, we enhanced Answers.com with material from AMG’s Music, Games and Movies; Gale’s Encyclopedias of Surgery and of American Industry, and just yesterday, we added content from several Barron’s sources, including their: Accounting, Banking, Business, Financial, Insurance, Marketing, Real Estate, Law, Food Lovers’ and Wine Lovers’ Dictionaries and the concise edition of the Encyclopedia Britannica, another highly regarded reference work.

We also have already licensed some great new titles, such as Sports Network and McGraw-Hill’s Dictionary of Science & Technology and their Concise Encyclopedia of Science & Technology, two highly respected sources, which are currently being integrated.

- Answers Corporation 2nd Quarter 2006 Conference Call -

For those of you listening over the Internet, you will notice that today we launched our new enhanced investor relations website at ir.answers.com. This is a great place for investors to visit to stay informed about everything going on at the company.

For your information, several of our executives have set up one year 10B5-1 plans, for reasons of personal liquidity and market predictability. Bob will be selling up to 4,000 shares per month, representing only 7.5% of his total shares and options; Steve Steinberg, 2,500 shares per month; and Jeff Schneiderman, our CTO, 1,500 shares per month.

In our last quarter’s conference call, we also explained that there was a penalty paid to the Brainboost sellers, relating to the longer-than-expected SEC review of our registration statement and related filings. That one-time process is complete, reflected in today’s numbers, and thankfully behind us.

In Q2, we also won our first CODiE award, as the Best Education Reference or Search Service, beating Microsoft Encarta, Britannica, and Pearson.

Lastly, some of you may have noticed an exciting new standalone product we released on July 2, called blufr.com (that’s B-L-U-F-R.com). It is an addictive game which dares visitors to try to answer a stream of true or false trivia questions. Our purposes in setting up Blufr.com were twofold: (1) experiment with viral and interactive marketing techniques, such as embedding messages in blogs and Websites, what is popularly termed Web 2.0, and (2) drive incremental new traffic to Answers.com. So far, we’ve been thrilled with this rapid development project. With minimal resources, our team built a property that’s climbing quickly in various Web metrics. And all this with little real marketing push yet… By the way, blufr was featured on CNN’s TV program “In the Money”, as an About.com site-of-the-day, and in this Sunday’s Washington Times, plus numerous blog postings. We look forward to applying some of these techniques to the larger Answers.com property.

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Now I would like to turn the call back to Bob.

Bob Rosenschein:

Thanks, Bruce…

To understand how we reach the next level, you must realize that, in the long run, it’s all about building the best service. That means constantly delighting people with easier ways to access useful information. It means improving the content and improving the technology.

We differentiate ourselves from other online reference sites with the sheer breadth of our 100 rich best-of-all-worlds dictionaries and encyclopedias—putting it all together in one unified, easily accessible, attractively formatted whole. In other words, some people will value our site for Britannica, some for Wikipedia, or both.

We differentiate ourselves by not giving you a long list of links to navigate one at a time, but rather an everything-you-wanted-to-know about a unified topic page.

We’re proud that Google refers its definition link to Answers.com, but that’s not enough. We will continue to make our technology easier, faster, and smarter. It’s all about improving the product.

- Answers Corporation 2nd Quarter 2006 Conference Call -

What improvements should you expect in the coming months?

·	Ongoing content enhancements—both licensed and original resource centers— which help drive Answers.com user satisfaction and SEO traffic growth.

·	New faster, smarter Phase II of Brainboost natural language question answering.

·	Distribution of our innovative 1-Click AnswerTips to Webmasters and bloggers without requiring any user download.

While we’ve made steady progress on monetization and traffic, the third key element to increased revenue is user retention. In other words, we want users to have longer visits and perform more queries once they discover our site.

To that end, as a continuation of the new work on our home page, we are redesigning our Answers.com topic result pages in Q3, for streamlined navigation, clearer feature promotion, and a generally more engaging user experience. We believe the product in general and the new topic result pages in particular will be key factors in further building retention, loyalty and traffic. I could not be more excited about the improved topic result pages and navigation.

In summary, this is a great time for the company. We’re growing a great Internet property, with a clear trajectory towards profitability and beyond.

- Answers Corporation 2nd Quarter 2006 Conference Call -

With that, we conclude our prepared remarks and invite our listeners to present any questions. Bruce…

Q&A (moderated by Bruce Smith)

…

Closing the Call (Shareholder.com Operator)

Thank you, all. This concludes today’s teleconference. Please disconnect your lines at this time, and have a good day.

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